Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT: Maria E. Cantor
(617) 621-2208
ARIAD REPORTS FIRST QUARTER 2009 DEVELOPMENT PROGRESS
AND FINANCIAL RESULTS
~ Ridaforolimus New USAN Name to Replace Deforolimus
~ SUCCEED Trial on Schedule for Full Patient Enrollment Around Year-end 2009
~ Phase 1 Clinical Trial of AP24534 Advancing To Clinical Proof-of-Concept
~ Financial Guidance Update for 2009
Cambridge, MA, May 7, 2009 – ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today reported development progress and financial results for the first quarter ended March 31, 2009.
Ridaforolimus to Replace Deforolimus as USAN Name
ARIAD reported that the non-proprietary name of its oral, investigational mTOR inhibitor, deforolimus, has been changed to ridaforolimus, which was adopted by the USAN (United States Adopted Name) Council. The name deforolimus was initially adopted by the USAN in August 2007 and has now been replaced based on a decision taken by the World Health Organization’s International Nonproprietary Names (INN) Committee, which found that deforolimus was too similar to another name previously approved by the Committee. The INN Committee then suggested the name ridaforolimus as a replacement and the USAN Council has adopted this new name.
SUCCEED Trial Enrolling On Schedule
ARIAD reaffirmed that the global, Phase 3 SUCCEED trial of oral ridaforolimus in patients with metastatic soft tissue and bone sarcomas is on track for full enrollment around year-end 2009. Approximately 145 cancer centers in more than 25 countries are open for patient enrollment in the study. The 650-patient SUCCEED trial is now more than half-enrolled with over 350 patients already in the study. As anticipated, since patient enrollment began in the fourth quarter of 2007, monthly patient enrollment has continued to increase. Based on projections, ARIAD expects to reach one-third of the anticipated progression events in the trial by approximately the end of the second quarter of 2009 and expects to receive the report on the first interim efficacy analysis from the independent Data Safety Monitoring Board approximately two months thereafter. ARIAD expects to receive the report of the second interim efficacy analysis by approximately the end of the first quarter of 2010.
“We are very pleased to have the SUCCEED trial now more than half-enrolled,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “This was an important clinical-development milestone for us considering that the first patient was enrolled about one and a half years ago. We are now entering a sizable number of patients each month in the study at cancer centers around the world, and this guides us to expect full enrollment in the SUCCEED trial around the end of this year.”
“Further, as we have described in the past, the timing of the first interim analysis will be triggered by the occurrence of a predefined number of disease-progression events. Our projections show that we should expect to reach one-third of the events for the full trial around the end of the current quarter,” he added. “While we are carefully tracking the total disease-progressions in the trial to help predict when the analyses are likely to take place, we cannot draw conclusions concerning potential outcomes of the trial from the timing of the interim analyses.”
Other Development Progress
ARIAD is making important progress across all of its development programs, with notable accomplishments, including:
•	Ongoing patient enrollment in five Phase 2 clinical trials of oral ridaforolimus in multiple cancer indications.
o	Full enrollment is expected in the second half of 2009 in the Phase 2 clinical trial of ridaforolimus in patients with Her-2 positive, resistant and refractory metastatic breast cancer.

o	Enrollment continues in each of the Phase 2 clinical studies of oral ridaforolimus in patients with advanced endometrial, prostate and non-small cell lung cancer. The Company expects to receive this month a $10 million milestone payment from Merck related to the start of patient enrollment in the non-small cell lung cancer trial that began in the first quarter of 2009, bringing to $22.5 million the total of milestone payments received from Merck in 2009.

o	Ongoing patient enrollment by the National Cancer Institute of Canada (NCIC) in its Phase 2 clinical trial of oral ridaforolimus as a first-line treatment in patients with advanced endometrial cancer.
•	Completion of patient enrollment in the Phase 1 combination study of oral ridaforolimus and bevacizumab in multiple cancers. Data from this study are expected to be presented at a medical meeting later this year.

•	Continuing enrollment in the Phase 1 study of MK-0646, Merck’s IGF-1R monoclonal antibody, in combination with oral ridaforolimus.

•	Ongoing patient enrollment in the Phase 1 study of ARIAD’s multi-targeted kinase inhibitor, AP24534, in various blood cancers, including chronic myeloid leukemia. The trial is advancing through dose escalation, and the Company plans to present clinical proof-of-concept data from the study at a major medical meeting later this year.

•	Presentation of preclinical data on ARIAD’s third internally discovered drug candidate, an anaplastic lymphoma kinase (ALK) inhibitor, at the American Association of Cancer Research meeting last month in Denver. ARIAD expects to designate a development candidate this quarter.
Financial Guidance Update for 2009
Recent progress in the ongoing Phase 1 and Phase 2 trials of oral ridaforolimus, alone and in combination with other therapies, has led the ARIAD-Merck partnership to consider various alternatives to optimize the Phase 3 clinical development of ridaforolimus in potential clinical indications beyond sarcomas. Based on these considerations, the Company believes that about $27 million related to the start of Phase 3 trials originally expected from Merck in the fourth quarter of 2009 will now likely occur in the first or second quarter of 2010.

The Company is evaluating measures to reduce spending this fiscal year on activities that are not critical to achievement of its key corporate objectives. In addition, the Company is actively pursuing partnering of its second promising product candidate, AP24534, as well as certain of its cell-signaling technologies, to mitigate the potential impact of the timing change in the ridaforolimus milestone payments.
First Quarter 2009 Financial Highlights
For the quarter ended March 31, 2009, the Company reported a net loss of $20.2 million, or $0.26 per share, compared to a net loss of $17.0 million, or $0.25 per share, for the same period in 2008. These results reflect the continued progress in the Company’s development programs and the positive impact of the Company’s collaboration with Merck, for the development and commercialization of ridaforolimus.
Research and development expenses increased in the three-month period ended March 31, 2009 as compared to the corresponding period in 2008 due primarily to the initiation and advancement of clinical trials for ridaforolimus in conjunction with Merck and the advancement of our ongoing Phase 1 clinical trial and related non-clinical studies for AP24534.
General and administrative expenses decreased in the three-month period ended March 31, 2009 as compared to the corresponding period in 2008 due primarily to a reduction in activities and costs related to non-recurring corporate and commercial development initiatives and to our patent infringement litigation.
For the quarter ended March 31, 2009, cash used in operations was $10.1 million, compared to cash used in operations of $13.3 million for the same period in 2008 due to a net result of milestone payments of $12.5 million from Merck for the start of the Phase 2 prostate cancer trial, offset in part by an increase in loss from operations and a decrease in working capital requirements. The Company ended the first quarter of 2009 with cash, cash equivalents and marketable securities of $50.1 million, compared to $39.1 million at December 31, 2008.
In February, 2009, the Company raised net proceeds of $22.8 million through a registered direct offering of 14,378,698 shares of its common stock, at a purchase price of $1.69 per share, plus the issuance of warrants to purchase 10,784,024 shares of the Company’s common stock. The warrants have an exercise price of $2.15 per share and are exercisable from August 25, 2009 until February 25, 2012.
“By raising a net of nearly $23 million in a registered direct stock offering, we helped strengthen our balance sheet to support the continued advancement of our development programs,” said Edward M. Fitzgerald, senior vice president and chief financial officer. “We will work to further enhance our financial position while we carefully manage our resources to support the Company’s key business objectives for 2009 and beyond.”
Upcoming Investor Meetings
ARIAD will make a corporate presentation at the following upcoming investor conferences:
•	Leerink Swann Oncology Roundtable, New York City, May 20, 2009.

Today’s Conference Call Reminder
ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 866-831-6243 (domestic) or 617-213-8855 (international) five minutes prior to the start time and providing the passcode 92557549. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.
About ARIAD
ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-kB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.
This press release contains “forward-looking statements” including, but not limited to, statements relating to the enrollment in, and timing of, the interim analyses of the SUCCEED trial, enrollment in other clinical trials of ridaforolimus, the timing of initiation of clinical trials and receipt of related milestone payments from Merck related to ridaforolimus, reporting of clinical proof-of-concept data for AP24534, initiation of preclinical studies for our ALK inhibitor product candidate, financial guidance for 2009, and our key corporate objectives for 2009. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-kB patent portfolio, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
In thousands, except share and per share data	March 31,
	2009	2008
	(Unaudited)
Total revenue	$1,900	$1,495

Operating expenses:
Research and development	17,749	10,875
General and administrative	4,126	8,148

Total operating expenses	21,875	19,023

Other income (expense), net	(259)	517

Net loss	$(20,234)	$(17,011)

Net loss per share	$(0.26)	$(0.25)

Weighted average number of shares of common stock outstanding	77,237,551	69,315,236
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,
In thousands	2009	2008
	(Unaudited)
Cash, cash equivalents and marketable securities	$50,141	$39,068
Total assets	$80,173	$68,188
Working capital	$27,516	$14,174
Deferred revenue, total	$107,864	$97,264
Total liabilities	$148,731	$137,386
Stockholders’ deficit	$(68,558)	$(69,198)
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